Exhibit 99.1

NewsRelease

NYSE: WMB

Date: Nov. 29, 2004

Williams Unit Files to Construct $333 Million Project on Northwest Pipeline

     TULSA, Okla. — A unit of Williams (NYSE:WMB) filed an application today with the Federal Energy Regulatory Commission requesting authorization to construct and operate an estimated $333 million project to replace capacity on its Northwest Pipeline in western Washington.

     The previously announced Capacity Replacement Project involves the abandonment of 268 miles of 26-inch pipeline between Sumas and Washougal, Wash., and the construction of approximately 80 miles of 36-inch pipeline in four sections along the same pipeline corridor.

     Pending FERC approval, construction on the project will primarily occur in 2006, with an in-service date of November 2006.

     The new pipeline and addition of 10,760 net horsepower of compression will replace most of the 360,000 dekatherms per day of capacity attributable to the existing 26-inch pipeline.

     All of Northwest’s transmission capacity to the south through Sumas and to the north through Washougal is reserved under long-term, maximum-rate, firm transportation contracts. Costs associated with the Capacity Replacement Project would be rolled-in to the Northwest Pipeline customer rates.

     “The Capacity Replacement Project on Northwest Pipeline is consistent with existing long-term contractual requirements with Northwest’s customers and will provide essential transmission infrastructure to serve future market needs,” said Doug Whisenant, senior vice president of Williams’ natural gas pipeline business.

     Upon completion of the replacement facilities, Northwest will remove the 26-inch pipeline facilities from service without a disruption of service to customers.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Bev Chipman
Williams (media relations)
(801) 584-7048

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.